Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF TIME WARNER CABLE INC.
     Time Warner Cable Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     1. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article IV thereof and inserting the following in lieu thereof:
     “Section 1. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,333,333,333 shares, consisting of (1) 1,000,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (2) 8,333,333,333 shares of Common Stock, par value $0.01 per share (the “Common Stock”).”
     2. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following at the end of Section 6 of Article IV thereof:
     “Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each three shares of Common Stock, par value $0.01 per share, issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon due surrender of any certificate previously representing a fractional share, be entitled to receive cash for such holder’s fractional share based upon the volume weighted average price of the Common Stock as reported on the New York Stock Exchange Composite Tape on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”
     3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective as of 4:15 p.m., Eastern time, on the date this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, Time Warner Cable Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 12th day of March, 2009.

TIME WARNER CABLE INC.
By:	/s/ David A. Christman
	Name:	David A. Christman
	Title:	SVP & Assistant Secretary